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                                                                   EXHIBIT G-1.2


EXHIBIT G-1.2, OPINION OF COUNSEL, LG&E ENERGY CORP



November 30, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Powergen plc/LG&E Energy Corp. Application-
          Declaration, File No. 70-9671

Dear Sir/Madam:

     Powergen plc ("Powergen") has applied to the Securities and Exchange Commission ("Commission") for authority to acquire LG&E Energy Corp. ("LG&E Energy") (the "Merger") and for other authorizations. Upon consummation of the Merger, Powergen will register as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). As counsel for LG&E Energy and its subsidiary companies, I deliver this opinion to you for filing as Exhibit G-1.2 to the Application-Declaration referenced above. Briefly stated, the Applicants are seeking authority, under Sections 9(a)(2) and 10 of the Act, to acquire, by means of the Merger, all of LG&E Energy's interest in the issued and outstanding common stock of the subsidiaries and other affiliates of LG&E Energy that are public utility companies within the meaning of the Act, namely Louisville Gas and Electric Company, Kentucky Utilities Company, Electric Energy, Inc., and Ohio Valley Electric Company.

     The Applicants are also requesting that, among other things, the Commission approve: (1) the acquisition by the Applicants of LG&E Energy's interest in the non-utility activities, businesses and investments of LG&E Energy and the retention of Powergen's existing non-utility activities, businesses and investments; (2) certain acquisition-related financing matters; (3) certain existing financing arrangements of the LG&E Energy Group; (4) certain financing matters relating to the Powergen System and the LG&E Energy Group after the Merger; (5) additional investment in exempt wholesale generators and foreign utility companies in an amount equal to 100% of the consolidated retained earnings of the Powergen System after the
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Merger; (6) a tax allocation agreement; (7) the establishment of a service company subsidiary; and (8) the adoption of service company agreements.

     I am a member of the bar of Kentucky, the place of organization of LG&E Energy. I am not a member of the bar of any other country or state of the United States in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to LG&E Energy and Powergen who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by LG&E Energy.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Application-Declaration.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     . The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.
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     .    No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     . With respect to LG&E Energy and each of its subsidiaries and associate companies, appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     . LG&E Energy and each of its subsidiaries and associate companies involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to LG&E Energy and each of its subsidiaries, in the event the proposed transactions are consummated in accordance with the Application-
Declaration:

     (a) all state and federal laws applicable to the proposed transactions will have been complied with;

     (b) the issuer of any securities proposed in the Application-Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     (d) the Applicants will legally acquire any securities or assets subject to this Application-Declaration, and;

     (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by LG&E Energy, or any of its subsidiaries.

     I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.
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                                             Very truly yours,


                                             Signed:
                                             John R. McCall
                                             General Counsel
                                             LG&E Energy Corp